Exhibit 16.1

January 27, 2006

Securities and Exchange Commission
100 F Street, N. E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of the Form 8-K dated January 19, 2006, of Renaissance Capital Growth and Income Fund III, Inc. We have no basis to agree or disagree with the statements made in the first paragraph other than to agree with the statement that we were dismissed. We make no comment on the first sentence in the second paragraph and are in agreement with the last sentence of the second paragraph. With respect to the third paragraph, in order to clarify, we were not able to complete our audit of the Company’s financial statements for the year ended December 31, 2003 because we were not able to obtain sufficient evidence related to the Company’s calculation of advisory fees and accordingly we did not issue a report. We have no basis to agree or disagree with the statements made in the fourth paragraph. We agree with the statements made in the fifth paragraph and the first sentence in the sixth paragraph. We make no comment on the last sentence in the sixth paragraph.

/s/ Ernst & Young LLP